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WYNN RESORTS, LIMITED

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Commission File No.: 000-50028

Wynn Resorts’ Board of Directors Sends Letter to Shareholders

Emphasizes Focus on “Remaking Wynn” for the Future

Sets Record Straight on Elaine Wynn’s Disingenuous Campaign

LAS VEGAS – May 10, 2018 – Wynn Resorts (NASDAQ: WYNN) today issued an open letter to shareholders to address statements made by Elaine Wynn relating to the Company’s Annual Meeting of Shareholders on May 16, 2018.

The text of the letter follows:

Dear Fellow Wynn Resorts Shareholder,

As our 2018 Annual Meeting of Shareholders approaches, we want to cut through the noise caused by Elaine Wynn’s “withhold-the-vote” campaign. Her campaign has been entirely disingenuous and is only serving to undercut the stability and progress we are making to transform Wynn Resorts.

Wynn’s Board and management team are laser focused on remaking Wynn for the future. We recognize the issues of the past and are working diligently to ensure they are not repeated. The leading proxy advisory firms ISS and Glass Lewis agree that the Board has taken swift and decisive action over the past three months, and it has demonstrated that it is committed to improving corporate governance and accountability.

It is important to consider Elaine Wynn’s campaign in this context. We believe her goal to “Restore Wynn” reflects an insensitivity to the needs of the Company at this important juncture. Instead, the Board and management are leading a transformation to “Remake Wynn,” taking the Company’s best-in-class assets, guest services and enhanced employee culture and moving past the founder-led era that Elaine Wynn was a part of. Both ISS and Glass Lewis have focused on the point that Elaine Wynn was a member of the Board from 2002 to 2015, and that she herself bears some responsibility for some of the past vestiges for which she now criticizes the Board. As a director who was an integral part of the “Old Wynn” for an extended period of time, it is difficult to see how she will be helpful in driving our evolution.

While we value the views of and engagement with all of our shareholders, including Elaine Wynn, we continue to believe that her actions are questionable and not designed to advance shareholder value. For example, our Board and management have repeatedly offered to meet with her to discuss her views – which she has refused to do. Her recent claim that we have continually rejected her requests to meet with the three new independent directors is disingenuous. In response to her recent communications, we offered for her to meet with the full Board followed by an executive session of the directors without management present – an approach we believe represents the clearest path to constructive dialogue and is best practice in corporate governance. We proposed a time for the meeting on the first date our directors will all be in Las Vegas and able to accommodate her request for an in-person meeting, and have reiterated a willingness to find a mutually agreeable alternative if that time was not acceptable to her. She did not offer an alternative time, and instead issued a complaint via press release, leading us to question whether her request was simply a public relations stunt.

In an effort to maintain full transparency and combat Elaine Wynn’s misleading claims about our outreach, we are attaching our correspondence with her on the matter.

The weaknesses in Elaine Wynn’s campaign and her own shortcomings as a steward of corporate governance have been brought into sharp relief over the past several weeks, and ISS even went as far as to explicitly note that it was not recommending shareholders vote on Elaine Wynn’s blue card, highlighting that its recommendation was not driven by the strength of her critique. Her campaign is simply creating noise that is a hindrance to the progress we are making to transform Wynn for the future.

We have made clear that the Board and management are committed to change and to moving the Company forward. We have made great strides in getting Wynn back on track, and it is not in shareholder interests to risk derailing the progress we are making by aligning with Elaine Wynn’s campaign and the legacy that she bears.

Sincerely,

The Board of Directors

Wynn Resorts, Limited

ABOUT WYNN RESORTS

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 Index. Wynn Resorts owns and operates Wynn Las Vegas (wynnlasvegas.com), Wynn Macau (wynnmacau.com) and Wynn Palace, Cotai (wynnpalace.com).

Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,750 spacious hotel rooms, suites and villas, approximately 192,000 square feet of casino space, 22 dining experiences featuring signature chefs and 11 bars, two award-winning spas, approximately 290,000 square feet of meeting and convention space, approximately 110,000 square feet of retail space as well as two showrooms; three nightclubs, a beach club and recreation and leisure facilities. A luxury retail Strip-front expansion, Wynn Plaza, is currently under construction and is scheduled to debut the second half of 2018.

Wynn Macau is a luxury hotel and casino resort located in the Macau Special Administrative Region of the People’s Republic of China with two luxury hotel towers with a total of 1,008 spacious rooms and suites, approximately 273,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 31,000 square feet of meeting and convention space, approximately 59,000 square feet of retail space, and recreation and leisure facilities including two opulent spas, a salon and a rotunda show.

Wynn Palace is a luxury integrated resort in Macau. Designed as a floral-themed destination, it boasts 1,706 exquisite rooms, suites and villas, approximately 420,000 square feet of casino space, 11 food and beverage outlets, approximately 37,000 square feet of meeting and convention space, approximately 106,000 square feet of designer retail, SkyCabs that traverse an eight-acre Performance Lake, an extensive collection of rare art, a lush spa, salon and recreation and leisure facilities.

Wynn Resorts is currently constructing Encore Boston Harbor located in Everett, Massachusetts.

Additional Information and Where to Find It

The Company has filed a definitive proxy statement, a supplement to the definitive proxy statement, and a form of associated WHITE proxy card with the SEC in connection with the solicitation of proxies for the Company’s 2018 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON APRIL 18, 2018, THE PROXY SUPPLEMENT FILED WITH THE SEC ON APRIL 30, 2018, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Company’s website at wynnresorts.com.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2018 Annual Meeting of Shareholders. Information about the Company’s directors and executive officers is available in the Company’s proxy statement filed with the SEC on April 18, 2018 and the proxy supplement filed with the SEC on April 30, 3018, each with respect to the Company’s 2018 Annual Meeting of Shareholders. To the extent holdings of the Company’s securities by such directors or executive officers have changed since the amounts printed in the proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC.

Contacts:

Michael Weaver

Wynn Resorts

702.770.7501

michael.weaver@wynnlasvegas.com

George Sard/Cassandra Bujarski/Lisa Green

Sard Verbinnen & Co.

212.687.8080

Wynn-SVC@SARDVERB.com

ELAINE WYNN

May 4, 2018

By Email
Wynn Resorts, Limited
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: Mr. Boone Wayson, Chairman of the Board

Dear Boone:

I would like to meet the three new directors of Wynn Resorts.

I propose an in-person meeting in Las Vegas. Only the three new directors and myself would attend. The new directors would be free to bring one outside legal counsel, as would I. The directors would be permitted to share the content of our discussion with the other members of the board. However, the discussion would otherwise be confidential, and the content could not be used publicly by either the Company or me. The directors (or the Company or their behalf) would commit not to share any material non-public information with me.

If the new directors are amenable to such a meeting, please propose some dates, times and a place for the meeting.

Very truly yours,

Elaine Wynn

cc: Ms. Betsy Atkins, Director
Ms. Margaret Myers, Director
Ms. Winifred Webb, Director

3800 Howard Hughes Parkway | Suite 960 | Las Vegas, NV 89169 | T: 702.454.WYNN

RESO RTS May 7, 2018 Elaine Wynn 3800 Howard Hughes Parkway Suite 960 Las Vegas, NV 89169 Dear Elaine, t.l’, Thank you for your May 4th letter. We are encouraged by your outreach and welcome the opportunity to meet with you. To that end, and in lieu of a meeting with three directors, we would like to extend an invitation for you to meet with the full Board and the CEO. We believe this approach represents the clearest path to constructive dialogue and ultimately to progress. Although we believe it is important that the CEO attend this meeting and that it is a best prnctice to ensure that senior management plays a central role in the flow of shareholder communication and feedback, we would also anticipate giving you the opportunity to meet with the directors in executive session for a portion of the meeting. We do not believe that outside counsel should .be present. Consistent with your letter, we expect that the discussions at the meeting would not be made public, subject only to our compliance in good faith with our duty of candor to all of the shareholders and to applicable law. The full Board will be together in Las Vegas for purposes of the Annual Meeting next week. Given your desire to meet in person, we propose scheduling our meeting with you in Las Vegas at 3 :00 p.m. Pacific Time on Wednesday, May 16. If that date and time is not convenient or otherwise is not acceptable to you, please Jet me know and I will work to find a mutually agreeable alternative. I hope you will agree with this approach to further dialogue, and ! look forward to hearing from . you soon. Separately, we understand that the attorneys retained by the Special Committee of the Board have asked to meet with you and are awaiting your response through your counsel. We ask that you agree to meet with them to assist with the Special Committee’s important work. Sincerely, ~ yson Chairman of the Board of Directors 3131 Its vegas boulevard south, las vegas, NV 89109 tel 702.770.7000 www.wynnresorts.com

ELAINE WYNN

May 7, 2018

<u>By Email</u>
Mr. Boone Wayson
Chairman of the Board
Wynn Resorts, Limited
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Dear Boone:

On May 4, I wrote to you, as the chairman of the board, asking for the opportunity to meet with the three new directors, with or without counsel. I proposed that the substance of the discussion at such a meeting would be kept confidential and asked that there would be a commitment not to divulge material non-public information to me. I did not mention it in my letter, but I assumed from various statements coming out of the company that you would be willing for such a meeting to take place as soon as possible – and in any event before the date scheduled for the annual meeting.

Earlier today, you sent me a letter rejecting my request to meet with the three newest members. In lieu of that, you proposed a meeting with the full board and the CEO, without outside counsel present and – notably – after the annual meeting. It is also notable that you responded to my May 4 letter only after my withhold campaign received support from both ISS and Glass Lewis.

Your proposal raises more questions than it answers:

- What is your concern with my meeting alone with the three new independent directors? Are these new independent directors unwilling to meet with me alone?
- Are you actually suggesting that I meet alone with 11 persons?
- When you state that you "*do not believe that <u>outside</u> counsel should be present*," are you suggesting that the company's general counsel may attend?
- Why wait until after the annual meeting? When you ask me to propose an alternative date and time, are you open to meeting before the annual meeting?

As for your request for me to meet with outside counsel to the Special Committee, my counsel is discussing this request with counsel for the Special Committee, but I should note that I have concerns about the independence of the Committee while John Hagenbuch remains a member.

After I hear back from you about all of this, I will respond to your proposal. Please forward this communication to all directors of the board.

Very truly yours,

Elaine Wynn

cc: The Board of Directors of Wynn Resorts, Limited

3800 Howard Hughes Parkway | Suite 960 | Las Vegas, NV 89169 | T: 702.454.WYNN

May 8, 2018 Elaine Wy1m 3800 Howard Hughes Parkway Suite 960 Las Vegas, NV 89169 Dear Elaine, We acknowledge receipt of your May 7th letter, which raised various questions about a possible meeting between you and Company leadership. The Board has offered you the opportunity to meet with the entire Board and the CEO as well as an executive session without the CEO present. As we stated in our response to you, we believe that this approach represents the clearest path to constructive dialogue, and we assumed that you would welcome it. We also believe it represents a best practice of corporate governance. We promptly responded to your letter on the first business day after receiving it and provided for an in-person meeting of the directors (who live in different parts of the country) in the location you requested in a timeframe of less than two weeks of your request, in conjunction with the Annual Meeting. The Annual Meeting will in fact be the first time the newly constituted Board will meet together in person. Furthermore, as our largest shareholder and a former director, we did not anticipate that you would be uncomfortable meeting with the full Board and the CEO. In indicating that we do not believe outside counsel should be present at the meeting, we were not suggesting that the Company’s general counsel would be present - we were simply responding to your own letter’s indication that each side would bring “one outside legal counsel.” In our experience, the presence of legal counsel is not preferred or typical for meetings with investors, and it is unclear to us why this meeting would be different. That said, if you are uncomfortable with the numbers and would prefer to bring a financial advisor or similar non-legal representative, we would be happy to accommodate. We reiterate our offer to meet with you in Las Vegas at 3:00p.m. Pacific Time on Wednesday, May 16. If that date and time is not convenient or otherwise is not acceptable to you, please let me know and I will work to find a mutually agreeable alternative. Sincerely, ~ D. Boone Wayson Chairman of the Board of Directors 3131 las vegas boulevard south, las vegas, NV 89109 tel 702.770.7000 www.wynnresorts.com